EXHIBIT 99.1

Broadridge Financial Solutions, Inc. (NYSE:BR)
Q1 2018 Earnings Call
November 08, 2017 8:30 am ET

Executives
W. Edings Thibault - Broadridge Financial Solutions, Inc.
Richard J. Daly - Broadridge Financial Solutions, Inc.
Timothy C. Gokey - Broadridge Financial Solutions, Inc.
James M. Young - Broadridge Financial Solutions, Inc.

Analysts
Peter Heckmann - D. A. Davidson
David Togut - Evercore ISI
Chris Donat - Sandler O'Neill
Puneet Jain - JP Morgan
Operator
Good morning. My name is Natalia, and I will be your conference operator today. At this time, I would like to welcome everyone to the Broadridge Second Quarter Fiscal Year 2018 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session [Operator Instructions] Thank you.
I will now turn the call over to Mr. Edings Thibault, Head of Investor Relations. You may begin, sir.
Edings Thibault
Thank you, Natalia. Good morning to everybody on our call, and welcome to Broadridge's second quarter 2018 earnings conference call. Our earnings release and the slide that accompany this call may be found on the Investor Relations section of broadridge.com. Joining me on the call this morning are Rich Daly, our CEO; Tim Gokey, our President and COO; and Jim Young, our CFO.
Before I turn the call over to management team, a few standard reminders. During today's conference call, we will be making forward-looking statements regarding Broadridge that involve risks. A summary of these risks can be found on the second page of the slides. We encourage participants to refer to our SEC filings, including our Annual Report on Form 10-K, for a complete discussion of forward-looking statements and risk factors faced by our business.
We will also be referring to several non-GAAP financial measures, including adjusted operating income, adjusted EPS, and free cash flow. We believe these non-GAAP measures provide investors with a more complete understanding of Broadridge's underlying operating results. An explanation of our use of these non-GAAP measures and reconciliations to their comparable GAAP measures can be found in the earnings release and in the earnings presentation.
Let me now turn the call over to Rich Daly.

Rich Daly
Thanks, Edings. Good morning, everyone. Having a record quarter, lower taxes and higher guidance, makes it a really exciting time to be at Broadridge. So let’s get into it. I will start off this morning with some of the highlights of our second quarter results. Tim will provide an overview of our two segments. And then Jim will review our financials and walk you through our revised 2018 guidance and three year financial objectives.
I will then close with some of my thoughts on steps we are taking to further strengthen and grow our governance and capital markets franchises and even better position the company for future growth. Broadridge delivered very strong second quarter results. Total revenues rose 13% to just over $1 billion, driven by a $68 million increase in event-driven market units and recurring revenue growth of 5%.
The growth in event-driven revenues contributed to strong 63% growth and adjusted operating income to $137 million. Adjusted EPS aided by a lower tax rate more than doubled to $0.79. Closed sales were $39 million in the second quarter down from $56 million in the second quarter of 2017. Our 2017 second quarter numbers, benefited from a large sale to a key client and excluding that sale, closed sales would been up 13%. More important than the sales results of any single quarter our pipeline is strong and the quality of our dialogs with key clients around transformational initiatives remains high.
We continue to be pleased with the strength of our event-driven revenues. During the quarter, Broadridge benefited from both a proxy vote at one of the largest global mutual fund complexes, as well as activist campaigns at two large equity companies. In all of these cases, corporate issuer and mutual funds rely on Broadridge to communicate with millions of investors and accurately count tens of millions of votes, highlighting the importance of our governance franchise to the investment process.
By definition event-driven activity does not reoccur on a predictable annual cycle, but the activity behind these results is very much a part of the corporate governance process, and Broadridge plays a critical role in enabling these activities. When mutual fund complexes go out for a proxy vote every five or so years, they are able to do so because Broadridge built and maintained an infrastructure that enables them to communicate with its fund holders to get the approvals they need on governance matters.
Prior to Broadridge consolidating these activities, this was a dramatically more costly and less accurate process. When activist investors want to make sure their voice is heard at the board level, they too can tap into an on-demand infrastructure that enables them to get their message directly to shareholders in which quickly and accurately tabulates votes, so that all sides know where they stand and have confidence in the outcome as it relates to the votes processed by Broadridge.
While event-driven revenues can vary from year-over-year, the underlying growth drivers are the same as they are for our recurring revenues, mainly mutual fund and EPS interim record growth and equity stock record growth. To give you a sense of this underlying growth rate, our last event-driven revenue record was in 2010 when we recorded $256 million of event-driven revenues. In that year, driven by exceptional reincorporation and merger activity, 50% of all mutual fund positions went out for a proxy vote. This year, we expect to record an even stronger event-driven revenue year on the back of only 28% of fund positions going to proxy.
So a much smaller percentage of the market is driving a similar or even greater amount of revenue and that’s because the total number of mutual fund and EPS investors has increased in line with the 8% average annual growth in mutual fund and interim records that we have reported since 2010.
So while event-driven revenues can vary from year-over-year, the underlying activities are a core part of the value we offer to clients and the revenue to some sales are very much linked to our long-term growth story. The other good news with regard to our financial results is taxes. Approximately 80% of our business is in the United States, so corporate tax cuts will be a big benefit to our earnings and cash flow.

Jim will spend more time on the impact of these changes on our results and outlook, but let me share some of my thoughts.
The biggest beneficiary will be our shareholders as these cuts raise our earnings. To reflect that impact, we are raising our three year adjusted EPS growth objective to 14% to 18% from 9% to 13%. Keep in mind that our capital allocation policy includes a 45% dividend payout ratio, so investors should also anticipate benefiting directly in the form of higher dividends tied to those earnings.
Another benefit that these tax cuts will give us is greater flexibility to invest in our business and our associates. For example, we're taking this opportunity to invest in our associates by raising hourly compensation, non-management bonuses and improving our benefits. As always, we will continue to look for additional ways to deploy your capital to those long-term returns.
And now, our 2018 guidance. On the back of our strong first half results and the positive impact from the U. S. corporate tax cuts, we are raising our guidance across three important metrics. One, we are raising the top end of our total revenue guidance to 2% to 4% from 2% to 3% on the back of the record first half event-driven revenues. Two, we are raising our adjusted EPS guidance to 27% to 31% from 15% to 19% to reflect our strong operating performance and a reduction in the U.S. corporate tax rate. And three, we are raising our free cash flow guidance to $500 million to $550 million from $400 million to $450 million.
Let me now turn it over to Tim for a review of our businesses.
Tim Gokey
Thank you, Rich. Let’s turn to slide five for a brief business update. Both of Broadridge’s segments, investor and communications and global technology and operations, continue to perform very well. ICS total revenues recurring, event-driven and distribution, rose 14%.
As Rich discussed, event-driven activity was very strong across mutual funds for a leading complex under proxy, and also due to continued shareholder activism, that capped a very strong first half of the year. ICS recurring fee revenue growth was 5% in the second quarter, excluding customer communications. A healthy stock market in Q2 helped drive growth across our governance franchise, especially for our recurring equity proxy and mutual fund and ETF interim products. Mutual fund interim volumes rose 10% in the second quarter, reflecting the strong levels of inflows into mutual funds and ETFs over the past 15 months.
Equity stock record growth was also very strong at 12% that helps drive 6% growth in regulatory communications revenue. Other ICS revenues rose 3% as strong demand for our data and analytics and our wealth management products is partially offset by revenue delays in our tax pipeline.
Demand for our data and analytics products remain strong, including a noble new mandate to provide regulatory compliance solution to major financial services firm. Customer communications declined 1%. These revenues continue to be impacted by the expected roll off from our prior customers. These are roll offs that we have flagged from the beginning of the BRCC acquisition.
Before we turn to our GTO segment, I want to circle back to our event-driven revenues. As Rich noted, these activities are an integral part for the corporate governance infrastructure that Broadridge provide. At about 9% of our overall fee revenues, in most years the ebbs and flows of these activities have had only a limited impact on our full year results. As said in fiscal 2018, it proven to be a strong contributor. So it’s worthwhile to share our outlook for the second half of the year. Roughly 50% of event-driven revenues are tied to mutual funds and are driven by the mutual fund complexes to seek shareholder approval for changes to their boards, as well as other corporate actions.
For the largest fund complexes, these can be huge undertakings. For example, on behalf of a very large fund company that undertook a proxy vote in the second quarter, Broadridge reached out to more than $35 million beneficial accounts holding more than 175 funds and processed over 15 million votes on our digital platform. Thanks to the investments we have made, fewer than 20% of these accounts received a physical mailing, which means that our efforts to enable digital alternatives saves that complex tens of millions of dollars.
The end result with this fund complex was successful and reaching its massive populating shareholders with these proposals. Some companies generally undergo these types of votes every five to seven years. The past three quarters have seen the two largest mutual fund and ETF complexes in the world go out for shareholder vote, which has had a very positive impact on event-driven revenues in both the fourth quarter of fiscal 2017 as well as second quarter of 2018.
As a result, we expect the mutual fund proxy activity to be lower in the second half of 2018 than in 2017. Another significant driver of our event-driven revenues is contested corporate issuer elections. Broadridge’s first half results benefited from proxy contests at two broadly held companies. Last year’s results benefited from similar contests at GM and Arconix. While these contests are not being repeated, we think the trend toward shareholder activism increases the likelihood of similar campaigns going forward.
So while event-driven revenues do vary from year-to-year, I want to echo what Rich said a few minutes ago: the underlying growth drivers of these revenue - interim record growth and stock record growth - are the same drivers that underpin our recurring revenues and are an ongoing part of our long-term growth story.
Let’s move to GTO. Our GTO segment continues to perform very well with revenue growth of 10% in the quarter. Growth is driven by revenue from sales in North American Wealth Management and in Global Capital Markets. Higher trading volumes, especially in North America also contributed to growth. While a smaller absolute contributor, investment management grew nicely at over 15% year-on-year.
We had two notable capital markets wins during the quarter. We made an important sale to a Tier 1 global investment bank corporate actions in which we will migrate more than a half dozen different platforms to our new global multi-asset platform. The second was a sale of our managed services capabilities to a large North American bank.
With that sale, we now have 33 clients on our full service post-trade processing technology and managed services platform. Both sales are great examples of how we continue to grow our capital markets franchise and helping leading clients simplify and improve their technology and operations model by leveraging our multi-client managed services approach. Finally, we continue to invest support the market leadership of our key franchises during the second quarter. To support our governance franchise, we continue to invest in three areas.
First, we’re continuing to push the envelope around bringing blockchain capabilities to the global proxy market. Broadridge recently completed second stage of a pilot program with key global clients, which enabled all of the members of the network to actively participate on the platform, writing, modifying and confirming transactions. This, in turn, drove benefits around enhanced transparency and removed the need for reconciliations. The success of this second stage brings us one step closer toward the implementation of a global blockchain solution.
We also completed the build of a U.S. proxy platform using blockchain technology. We have a first client in production on that platform, which will run parallel with the traditional platform this proxy season. Second, the investment in our digital capabilities extending our interactive digital communications capabilities into transactional reporting and creating a focused digital sales team. Third, we continue to make progress on working with mutual funds and regulators on enhanced reporting solutions that we think will increase engagement to investors and funds, while significantly reducing funds communication costs.
We're also investing in our capital markets franchise with continued investment in our Global Post Trade Management platform, and we have completed our major go live for major Tier 1 bank in Europe and are now phasing in additional markets. I am very proud of our worldwide team that completed this unique global mutualization capability. We also initiated a global actions investment, I mentioned earlier.
On the fixed income side, we are working with market leaders by utilizing our broad market reach to create network value by increasing liquidity, shortening sale on the times, and improving sales mention. Finally, on the global front. We took another step forward in formalizing our commitment to our global clients by formally creating Broadridge International, headed by Tom Carey. Many of you met Tom at our Investor Day, to better serve our global and key digital clients by bringing together all of our efforts outside North America.
I will now turn the call over to Jim to provide a review of our financial results.
Jim Young
Thanks, Tim and good morning, everyone. I'll make a few call-outs to begin and then start by comments with a review of the Tax Cuts and Jobs Act impact to our tax rate. First, we have very strong second quarter. Total revenues were up 13% and Adjusted EPS was up 103%. Event-driven activity powered the very strong results in our ICS segment and our GTO business continued to perform very well.
Second, taxes. The Tax Act will generate an approximately 10 percentage point reduction in our effective tax rate compareing fiscal year 2017 to fiscal 2019, which will be our first full fiscal year at the lower rate. The changes to the tax law also had a notable impact on our reported earnings in the second quarter, driving $0.08 of the $0.40 adjusted EPS growth. Third, free cash flow. Broadridge had a very strong free cash flow quarter, driven in large part by the elevated event-driven activity in the first half of the fiscal year in client pre payments.
Fourth, guidance. As Rich noted, we're raising our total revenue guidance from 2% to 3%, to 2% to 4% to account for the big event-driven activity. We're also raising our adjusted EPS growth guidance to 27% to 31% to reflect the impact of a lower U.S. federal tax rate and the strength of our operating performance. Embedded in our guidance is our expectation for a record year of event-driven revenues.
We're also raising our free cash flow guidance by $100 million to $500 million to $550 million for the year. Finally, we are updating our objective for a three year compounded annual growth rate for adjusted EPS. We are increasing the range from 9% to 13% to 14% to 18% to reflect the lower tax rate.
Turning to the slides, I will start my comment with a review of the expected impact of the tax impact on Broadridge’s financials. I’ll use slide six as an aid as I review the impact. In here I will highlight three different rates, our GAAP rate, our GAAP rate adjusted for non- recurring charges related to the Tax Act and our GAAP rate adjusted for the non-recurring charges and the excess tax benefit.
As I review the impact, please remember that Broadridge’s pre-tax earnings are approximately 80% U.S. based. The headline is as follows. Broadridge’s tax rate will drop approximately 10 percentage points. Using the GAAP rate excluding net charges and the excess tax benefit, we expect our rate will go from 33.7 in fiscal year 2017 to about 24% in fiscal ’19, our first full year of the Tax Act benefit.
In fiscal 2018, we expect the same rate to be around 28% as we get a half year’s benefit from the Tax Act. Including an assumption for the excess tax benefit and still excluding the non-recurring charges, we expect a fiscal ’18 tax rate of around 25%. It is this rate of 25%, which is embedded in our fiscal ’18 adjusted EPS guidance.
I’ll now explain by period the various components and their impacts. As you know, the tax act lowered the federal rate from 35% to 21%. This rate naturally excludes the impact of state and local taxes, foreign taxes and discrete items. Given our June 30th fiscal year end, we apply a blended rate of 28% to fiscal 2018, which represents a 50% weighting of the old and new rates. In fiscal 2019, we’ll see a full year rate at 21%.

With respect to our second quarter, we applied the blended rate of 28% to the quarter’s U.S. earnings and we recorded a tax reduction catch up for the first quarter which we reported at the old higher rate. More than offsetting this lower rate and the first full quarter catch up, was a non-recurring $16 million net tax charge. The Tax Act’s repatriation transition tax triggered $32 million in U.S. and foreign withholding charges related to the earnings of certain foreign subsidiaries and earnings being repatriated for U.S. tax purposes. These charges were offset by a $16 million tax benefit from the re-measurement of our net deferred tax liabilities.
These items netted out to $16 million expense and have been excluded from our calculation of adjusted EPS. The corresponding tax rate with this exclusion is 24.3%. Last but not least, the impact of the access tax benefit related to equity compensation. We now expect a full year excess tax benefit of $20 million. We previously expected a $25 million benefit with the difference being driven by the new lower rate.
Through the first six months, we’ve recorded only a $3 million benefit so we expect a bigger impact in the second half of the year. All-in, the Tax Act accounts for approximately $0.08 of adjusted EPS growth in both Q2 and Q2 year-to-date.
I will briefly recap all of this. We expect our full year effective tax rate for fiscal 2018, excluding the $16 million charge, to be approximately 25%. That’s roughly 4 percentage points coming from the excess tax benefit. For fiscal 2019, we preliminarily expect our full year tax rate to be around 24%, excluding any excess tax benefit. With a placeholder assumption for an excess tax benefit, our rate could be around 23% in fiscal year 2019.
From a capital perspective and by virtue of the transition tax, the Tax Act will result in modestly more capital flexibility. We do not hold significant cash balances in our international locations. We will be able to bring back available funds to the U.S. at some point in the future. However, we do not expect to repatriate meaningful funds from our international locations back to the U.S. during this fiscal year.
For completeness, please note that there are many provisions of the Tax Act that are relevant to Broadridge, but the other provisions while involved, effectively net to a neutral impact.
To wrap up this review, I think one important caveat. Our tax team has done a magnificent job in analyzing the impacts of the tax bill but, as is the case for everyone, this is still new law and until we close out the year we may adjust these estimates based on revised interpretation or any new regulatory guidance that maybe issued.
Let’s move on to a quick recap of our financial results. Second quarter 2018 recurring fee revenues rose 5% to $562 million and total revenues rose 13% to $1.13 billion. Adjusted operating income rose 63% to $137 million and adjusted EPS rose 103% to $0.79 per share. As I said at the outset, very strong numbers.
Let’s turn to slide seven for a quick review of our second quarter revenue drivers, starting with total revenues and then recurring fee revenues. Total revenues grew 13% to over $1 billion with growth across the board in event-driven, distribution and recurring fee revenues. Event-driven activity was very strong again in the second quarter, rising 227% to $97 million, as a result of a very large mutual fund proxy that Rich referenced and continued strong contest activity. In total, event-driven revenues added 8 points to our total revenue growth in the quarter.
Recurring fee revenues grew 5% in the second quarter. Organic recurring fee revenue growth was 4%. Onboarding of new business or closed sales as shown here was the largest organic contributor. Internal growth is also a positive contributor. Distribution revenues rose $25 million in the quarter, mainly driven by higher event-driven activity.
Turning to slide nine. Adjusted operating income rose 63% to $137 million in the second quarter of fiscal 2018. The increase in adjusted operating income flowed through to our margins, which rose 420 basis points year-over-year to 13.6%. Most of that growth was driven by a $68 million increase in event-driven revenues with a smaller portion attributable to the increase in recurring revenues.
As I noted last quarter, changes and event-driven revenues like recurring proxy revenues, typically generate higher levels of marginal profitability, because they leverage an existing cost infrastructure. So a sharp uptick in event-driven activity like the levels we have seen in Q1 and Q2 tends to flow through to our adjusted operating income line at a high marginal rate relative to our overall profitability.
A much smaller driver of our adjusted operating and growth was the impact of our organizational efficiency and alignment initiatives that we implemented over the past two quarters. We’re pleased with the results of these initiatives.
The combination of the 63% increased in adjusted operating income and the lower tax rate drove 103% increase in our adjusted EPS to $0.79. We also received a slight boost from a 1% reduction in our diluted weighted average share count resulting from the shares we repurchased over the course of fiscal 2017. The share of purchase benefit was partially offset by the increase in the diluted share count due to the adoption of the new stock based compensation accounting guidance.
And moving to slide 11, and before diving into our segment results, I’ll make an administrative note about a change to our segment reporting. As part of our ongoing efforts to align our businesses more effectively around the needs of our clients, we have moved two small buy side focused product lines from our ICS business to GTO. These two lines accounted for $6 million in revenues and a small operating loss in the second quarter of 2018.
This internal reorganization had no impact on our reported consolidated results. In the appendix of the webcast presentation, you’ll find our quarterly segment results for fiscal 2017 in the first and second quarter of fiscal 2018 shown on this basis.
Now I will discuss the second quarter performance of our ICS and GTO segments. Our ICS segment had a very strong quarter with revenue up 14% and earnings up 255%. As Tim highlighted, much of this growth was from event-driven revenues, which in turn led to an increase in distribution revenues. ICS recurring fee revenues rose 2% to $334 million. On organic basis, recurring revenues rose 1% as an increase in sales driven growth was partially offset by lower internal growth.
The decline in internal growth was from some expected decline in customer communications revenues and from the tax product line item that Tim referenced. Both of these factors more than offset strong mutual fund and interim position growth of 10% and stock record growth of 12%. ICS earnings before taxes rose $52 million to $72 million, mainly from elevated levels of event-driven activity.
Our GTO segment continued its strong performance growing its revenue 10% to $228 million. Organic growth was 8% with an additional 2 points of growth coming from acquisitions made in fiscal 2017. Much of that organic growth resulted from Net New Business, as Broadridge continued to extend the reach of its capital markets and wealth businesses and worked through the implementation backlog created by the record sales in recent years.
Equity trading volumes remained strong contributing to internal growth. GTO earnings before taxes rose 14% to $51 million as we continue to realize positive operating leverage driven by organic growth.
Moving to slide 12. Broadridge generated $219 million of free cash flow in the second quarter, which more than offset the first quarter seasonal cash outflow, resulting in $89 million year-to-date free cash flows. Increased event-driven revenues were a major contributor to growth in the year-to-date free cash flows as were the notable client pre-payments.
Turning to capital deployment. Broadridge invested $17 million in capital expenditures in the second quarter. We acquired Summit Financial in October for $26 million net of cash acquired. As a reminder, Summit is an approximately $15 million three year revenue, financial management business and contributed modestly to our second quarter ICS revenues. We also made a very small tuck in acquisition to strengthen our mutual fund board advisory unit by acquiring Morningstar’s fund advisory business. That acquisition closed on January 2nd, so is not in our quarterly numbers.
We returned $43 million to shareholders through our quarterly dividend. We did not undertake any significant share repurchase activity in the quarter. Given the recurring theme of the Tax Act today, I will spend just a moment on its cash flow implications before finishing off with guidance. We expect the Tax Act will result in $50 million plus less in taxes annual. In many respects, there is no change to our modus operandi. We are always evaluating investment opportunities, including reinvesting in our associates as Rich highlighted earlier. And of course, our shareholders will participate in a tax reduction to our dividend, equating to 45% of adjusted earnings and possible incremental share repurchase.
Let's turn to guidance. We’re raising our guidance to reflect the impact of the new tax law, as well as our strong year-to-date results. The revised fiscal year 2018 guidance can be found on slide 13.
Our recurring revenue guidance is unchanged. We continue to expect recurring fee revenue growth to be in the range of 4% to 6%. We expect total revenue growth to be 2% to 4%, up from 2% to 3%. The primary driver of the strong event-driven activity that has helped power our year-to-date results and it should be offset in contraction and low margin distribution revenues.
We are now projecting a record event-driven year of around $260 million to $270 million. After a record first half, we expect second half event-driven revenues to be approximately 25% to 30% lower versus fiscal 2017 for the reasons that Tim cited.
We continue to expect our adjusted operating income margin to be approximately 16% as we expect to meet our margin expansion goals, while maintaining disciplined investments in the business as Rich discussed. We are raising our outlook for adjusted EPS growth to 27% to 31%, up from our 15% to 19%. Roughly two-thirds of that increase is related to the Tax Act with the balance being driven by operating performance.
We now expect the impact of the excess tax benefit to be $20 million or about five percentage points of adjusted EPS growth versus our prior assumption of $25 million and 6 points of growth under the previous higher tax rate. We are raising our guidance for free cash flow by $100 million to $500 million to $550 million. Finally, we continue to expect closed sales to be in a range of $170 million to $210 million.
Before I turn it back to Rich, I’d like to quickly revisit the three year growth objectives we laid out at our Investor Day on December 5th. They can be found on slide 14. These objectives remained unchanged except for adjusted EPS, which we have reset to incorporate the new lower corporate tax rate. Accordingly, we are raising our adjusted EPS growth objective to 14% to 18% from 9% to 13%. We are on track to achieve all of these objectives.
With that, I’ll hand the call back to Rich for his closing remarks.

Rich Daly
Thanks, Jim. I’m on slide 15 of the presentation. Let’s review again the key points from our core. First, Broadridge reported very strong second quarter results. Total revenue rose 13%, recurring revenues rose 5%, and strong event-driven activity contributed to 63% growth in adjusted operating income. That growth and the impact of a lower tax rate drove a 103% growth and adjusted EPS to $0.79.
We’re on track to hit our full year sales guidance of $170 million to $210 million. We closed some important sales in the quarter. Our pipeline is strong and I am very encouraged by the quality of our dialogues with key clients around how Broadridge can help them to transform their businesses.

After a record first half for event-driven revenues and with the cut in corporate taxes, we are raising our guidance for total revenue growth, adjusted EPS growth and free cash flow. And finally, we are raising our three year adjusted EPS growth objectives to reflect the impact of lower U. S. corporate taxes. The theme of our Investor Day, two months ago was, Ready for Next. Ready for Next is a statement of our commitment to clients that Broadridge is well positioned to help them pursue targeted and meaningful opportunities to transform their businesses across governance, capital markets and wealth management.
A central tenet in that commitment is our willingness to invest in and grow our core governance and capital market franchises to drive value for our clients and shareholders. At Broadridge, we define a franchise as a business with a truly differentiated value proposition and which creates network value. In order to sustain those value propositions and expand the network value we can deliver, we continue to reinvest for the benefit of our clients and shareholders.
To support our governance clients, we are investing to expand our digital capabilities, so that we can enable both our governance and communication clients to enhance the effectiveness and reduce the cost of communicating with shareholders and customers. We’re also investing in ways to enhance regulatory reporting for our mutual fund clients to do the same for their communications with fund holders. Consistent reinvestment has been absolutely critical to reinventing our GTO business and building our capital market franchise.
Over the past several years, we have invested in the underlying technology, increased our engagement with clients and invested in our leadership. The addition of new clients to our multi-client managed services platform and this quarter’s sale of a new corporate action solution to a major bank that Tim mentioned, are more proof points that this strategy is creating value for clients. We’re also making progress in extending our fixed income product suite to drive increased network value.
As always, we have balanced the imperative to reinvest with the need to deliver attractive returns to our shareholders. This year, we will be deploying some on the upside from our record event-driven revenues back into our business, making additional targeted investments to boost growth, as well as drive operational improvements.
On the growth side, we’ll be making investments to enhance our data and analytics products, and to accelerate client on-boarding among other uses. In addition, we will step-up certain investments in our digital capabilities, our cloud initiatives and in strengthening our suite of tools for the wealth management firm office. We expect all of these investments to drive additional value for our clients and shareholders.
We’ll also be investing in our associates. Given our strong results, clear plan for long-term growth and the benefits we expect from the changes to our tax rates, the time is right to adjust our compensation and benefits policies to ensure we continue to attract and retain highly engaged, hard working and the highest skilled associates. We think these changes will further ensure that Broadridge remains the employer of choice that we already are.
First, we are implementing a $15 minimum wage this year for our U.S. associates. Next, we are raising the bonus target to $1,750 for our non-management North American associates, and by 40% for associates elsewhere around the world. These bonuses are paid based on client satisfaction scores, and create a direct link between client satisfaction and employee compensation. Finally, we’ll making enhancements to our family leave and vacations benefits, as well as doubling the company match for charitable giving.
Broadridge is committed to remaining an employer of choice. And a key attraction of working here is our incredible culture where committed, caring and ethical associates treat each other with respect, take pride in the important work we do and do the right thing. That's why I was not surprised when an independent survey showed our associate engagement scores increased again last year. I am confident that these changes will further increase employee engagement, enhance client satisfaction and deliver positive returns for our shareholders.

The investments we have made and will continue to make in our products, technology and people, are key reason why we, the Broadridge management team, firmly believe that we're better positioned than ever to drive long-term and sustainable growth. Before I conclude, I want to welcome Pam Carter who was elected to our Board of Directors at our November annual meeting. Her deep and varied experience in both the private and public sector will complement our already strong board, and I look forward to working with her.
My last comments as always are directed to my fellow associates. It’s worth remembering that behind the strong financial results we reported this morning is a tremendous amount of hard work by more than 10,000 Broadridge associates. I want to thank all of them for their commitment to delivering value to our clients. It really is a great time to be at Broadridge.
Let me now turn the call over to you for your questions. Natalia, the operator, will take those questions.
Question-and-Answer Session
Operator
[Operator Instructions] The first question is from the line of Peter Heckmann with Davidson.
Peter Heckmann
I didn’t hear it in the prepared comments. Could you give you an update on the acquisition of Scottrade and the disposition of that relationship with Broadridge?
Tim Gokey
As you know, that transaction closed in September and we have ongoing dialog with TD on this. There hasn’t really been any change in strategy. I would say the dialogs were very positive. We have a variety of solutions that they may chose to employ going forward. And we would expect to conclude something around this, sometime the next 12 months.
Peter Heckmann
And then just remind me, Scottrade, did go live on Broadridge platform, correct?
Tim Gokey
It did not go live but contractually TD is paying minimums during the time period.
Peter Heckmann
And then just quick follow up on bookings. I know bookings can be lumpy. How do you think about market sentiment in terms of, I mean it sounds like the market continues to move toward the area that you’ve been moving toward in terms of utilities, large outsourcing deals. But how does the large deal pipeline look for potential deals to be signed during the next couple of quarters?
Rich Daly
I specifically tried to give you a sense in the call, let me elaborate on that. So overall, the quality of dialogs and the level within the organization we’re having these dialogs, continues to improve. The reality is that with 33 clients on the managed service platform, we’ve crossed from chasm from going from early adaptors into the mass market. And when you have a proven model and an industry that continues to say they’re looking to mutualize cost, Broadridge has proven that we're the only viable model out there. And everything else is pretty much a theoretical dialog. So we’re in many active dialogues.
Now as you know these dialogues are not -- if you want to have a cup a coffee but there, it’s very, very complicated. One of the things I find encouraging to the long-term is that the more successful we become at this, the larger the scope the client wants to have in the dialogue to make it even more transformative than it already is. So I view the long-term position to be very, very good and we remain encouraged about where we are for this year and even looking forward to next year based on the current dialogues.

You’re right, it is lumpy. I always say though if we’re reading something in a headline if a deal closes in June versus July given the on-boarding time it really doesn’t mean anything to Broadridge and our long-term results. But we will clearly keep you posted, but the pipeline is as healthy as ever and the dialogues are better than they look.
Operator
Your next question is from the line of David Togut with Evercore ISI.
David Togut
I have two questions. First really relates to the rise in activism as we’ve seen in the P&G and ADP proxy fights. And I’m wondering if you’re assuming any continued increase in activism in your long-term growth objectives?
Rich Daly
Dave, I’ve been doing this a really long time. And the reality is that activism has become an asset class. And the reality is, is that an activist can create gains for their investments even when they don’t win the contest. So although it’s very difficult to plan, we’re probably not going to put anything into our numbers until something is announced. And by the way, announced meaning, they actually entered into a contest, not threatening a contest. We’re not going to be putting anything into our thinking about the near-term results. With that said, I do expect the activism just based on the trend we’ve seen to continue. And I do think it’s going to be adding to event-driven overall over any multi-year period.
JimYoung
As you recall, we gave our multiyear growth objective that assume in the neighborhood of couple of hundred million dollars a year in event-driven revenue, which is in line with an historical average. And as Rich said, it doesn’t assume the type of contest activity we’ve seen. But we’re also somewhat optimistic that that’s a real possibility.
David Togut
And then as a follow up, any update on the timing of conversion of the Tier 1 bank you signed, both the fixed income trade processing and equity trade processing about a year ago?
Tim Gokey
We have gone live with a major milestone with the European Bank that we talked about. And that is now in multiple markets. We’re continuing to and including their largest market, and now we’re continuing to roll that out to other markets over the next few months. And with respect to the fixed income budget we talked about, that is scheduled go live sometime in this next quarter.

Rich Daly
And going back to the sales question earlier, that’s another proof point to the market that the industry is look into mutualizing cost and Broadridge has the clear tangible and live solution.
Operator
Your next question is from the line of Chris Donat with Sandler O'Neill.
Chris Donat
Rich, I wanted to ask a question on your prepared remarks related to the pipeline and the quality discussions you’re having. I was just curious if within the six weeks since the Tax Act passed, has that changed anything in how clients are looking at the world and thinking about investments, or is it too soon to tell or is it no change?

Rich Daly
Chris, it’s a good question. One of the things that you have to look at, and I feel it every day, is that although our industry is doing better it’s not that ROE is at a record levels. In any cases, it’s still not where they want it to be or where they need to be. There’s two types of dialogues going on at the execution level on these organizations, the cost pressure on the senior management, keeping the lights on every day, is as high as it’s ever been. So it does two things. The willingness for them to look at ways to cut costs is very high and there is still continued pricing discussion, which I just consider as okay.
As interesting though at the more senior level given the fact that it’s no longer the outliers or the early adapters that have gone to our full scale solutions. At the C-suite level, there is more dialogue about help me understand more how this will work in my organization. So I don’t see taxes as having any change in this dialogue one way or the other.
Chris Donat
Then just also related to the pipeline I’m curious, because your closed sales for the first half of the year, is only $62 million. The target is $170 million to $210 million. So it seems back end loaded. Is that your confidence in that closed sales, does that reflect the strength in the pipeline or stuff you’ve closed in the last few weeks at one part of the quarter?
Rich Daly
Chris, the sales generally tend historically to be back end loaded. We have lots of people who work very hard to make their numbers. And we generally have a pretty strong fourth quarter. Large sales can make the year smoother. And as we noted, we really haven’t had any significant large sales year-to-date versus last year. So I am looking at this as we expect to be in the range. If we could bring in some large sales that could certainly help us to be even stronger.
But as I said earlier, whether a sale closes in June or July or August, wherever it is, I am more concerned is it a 12 month implementation or is it a 24 month implementation, candidly then I am if the sale closes a month or two earlier, one way or the other. So all-in-all, let me put it to you this way, because I know you ask me about this all the time. My cardiologist right now doesn’t have any concerns about where we are.
Chris Donat
So it’s just a little different cadence from last year and may be last year was more of the exception and this is more of the normal backend loaded?
Rich Daly
Chris, if I have the choice of getting things earlier in the year or later in year, you know we’re always going to pick earlier in the year, whether it’d be sales, event-driven revenues or be it in plan. With that said, I'm very pleased where Broadridge is at this point in time.
Operator
Your next question is from the line of Puneet Jain with JP Morgan.
Puneet Jain
Is there any change in your M&A focus given the cash upside from the Tax Act? And in which areas will you look for potential targets, acquisition targets?
Rich Daly
Our M&A activities, as you know, we take very seriously, we have very disciplined criteria. We need to be a better owner. So why would Broadridge be a better owner? So that means that we need to fit very much within our clear strategy. So we are so confident in the strength of our governance and capital markets franchises that we continue to look very hard at opportunities in there. We're still in a tuck-in buy versus build mode, because there really doesn’t seem to be anything meaningfully that would fit clearly in there.
If we could identify something that clearly fit in there, then the other criteria must be in a better order, and a strong IRR capability, we would consider that as well. Let me be clear if anyone asks the next question, there’s no change in anything I just said other than continued confidence and the execution that we’ve already done.
Puneet Jain
And can you also talk about how this new Accounting Standard 606 might impact your financials next year?

JimYoung
The answer is really modestly, we anticipate a disclosure here probably in our Q that will tell you that it may be a couple of percentage points on revenue and pretty neutral on earnings. Just as you recall, our model is already long-term contracts recognized ratably, so really not a material change to what we’re doing.
Puneet Jain
So no change?
JimYoung
Correct.
Operator
At this time, there are no further questions. Are there any closing remarks?
Rich Daly
This is Rich. Before Edings tell you about all the things we want you to do and come visit us. I really do want to comment here. I have been doing this a very, very long time and we’d rather be in a healthy economy than a weak economy, and right now, it still feels pretty healthy to us. And we’re really pleased at the way the pieces have come together.
And so I want to thank everyone for their support over this, starting with our associates who absolutely exceeded customer expectations and enable us to deliver these strong results. And I also want to thank our shareholders, because I know many of our shareholders have been with us for a very long time. And we’re delighted to report these results to you. And again, I want to thank you for your support. Edings?
Edings Thibault
Thanks. Just a quick note, we will be hosting an investor lunch to discuss these results at our offices in New York, next Wednesday, February 14th, Valentine’s Day, don’t forget. If you would like to attend, please do let me know. And thank you all again for your interest in Broadridge. Choose to have a great day.